Exhibit 21.1

Subsidiaries of Petco Holdings, Inc.

Entity	Jurisdiction
PETCO Holdings, Inc.	Delaware

PETCO Animal Supplies, Inc.	Delaware

Petco Wellness, LLC	Delaware

Petco Real Estate Holdings III LLC	Delaware

PETCO Animal Supplies Stores, Inc.	Delaware

International Pet Supplies and Distribution, Inc.	California

PETCO Asia, LLC	Delaware

Petco Real Estate Holdings I LLC	Delaware

Petco Real Estate Holdings II LLC	Delaware

Stores Shipping Services, LLC	Delaware

PETCO Support Services, LLC	California

PETCO Puerto Rico, LLC	Delaware

E-Pet Services, LLC	Virginia

Red Ruff Investment Company	Delaware